Exhibit 10.3

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made and entered into as of the Effective Date of this Agreement (as set forth in Paragraph 18 hereof), by and between Michael F. Anthony (“Anthony”), and Brookstone, Inc. a Delaware corporation (the “Company”), on its own behalf and on behalf of each of its respective past and present parent, affiliate, and subsidiary entities;

WHEREAS, the Company and Anthony are parties to an Employment Agreement dated as of October 4, 2005 (“Employment Agreement”); and

WHEREAS, Anthony held the position of President and Chief Executive Officer of the Company and is a member of the Company’s Board of Directors(“Board”); and

WHEREAS, effective April 19, 2006 (“Resignation Date”), Anthony resigned his position as a member of the Company’s Board and as a member of the Board of Directors of each of the Company’s parent, subsidiary and affiliated entities (collectively the “Company Entities”); and

WHEREAS, pursuant to this Agreement, Anthony is deemed to have resigned his employment with the Company without Good Reason, pursuant to Section 7(d) of the Employment Agreement as of the Resignation Date, and all of his positions as an officer of any of the Company Entities terminated as of that date.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants herein contained and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Anthony (collectively, the “Parties,” each individually, a “Party”) hereby agree as follows:

Termination of the Employment Agreement.

The Parties agree that, except as expressly and specifically provided for herein, the Employment Agreement is terminated insofar as it may require the Company to make any further payments or to provide any further benefits to Anthony.

For avoidance of doubt, Sections 8 and 11 of the Employment Agreement shall remain in full force and effect and are incorporated into this Agreement by reference. A copy of Sections 8 and 11 (“Restrictive Covenants”) are attached hereto as Exhibit A. Section references in Exhibit A are to the Employment Agreement.

Termination of Employment and Positions. Anthony acknowledges that, effective April 19, 2006, his employment and any and all positions he held with the Company and any of the other Company Entities (including as a member of the Board of Directors and as an Officer) terminated, and as of that date he relinquished any and all of his authorities with each of those companies. Anthony agrees that as of the Resignation Date, notwithstanding anything contained in the Employment Agreement to the contrary, his right to receive his Base Salary terminated. The Company agrees that it shall arrange for Anthony’s Company sponsored medical and dental benefits to continue, to the maximum extent permissible under the Company’s benefits plans, until October 4, 2008, provided, however, that the Company shall be entitled to amend or terminate any plans which are applicable generally to the Company’s senior executives, officers or other employees. Notwithstanding the foregoing, if during the period in which benefits continue pursuant to the preceding sentence, Anthony accepts other employment and becomes eligible for alternative benefits, the continuation of his medical and dental coverage hereunder shall immediately cease. For avoidance of doubt, there shall be no termination of his medical and dental benefits under this provision merely based on his serving as a member of the board of directors of one or more entities.

Anthony’s Securities in the Company Entities.

OSIM Brookstone Holdings, L.P. (“OBH LP”) is hereby exercising its rights under the Second Amended and Restated Limited Partnership Agreement of OBH LP (the “Partnership Agreement”), dated as of October 4, 2005, among OSIM Brookstone Holdings, Inc. (“OBH GP”) and each of the limited partners of OBH LP, to repurchase the 456,266 Class A Common Limited Partnership Interests of OBH LP (the “Class A Interests”) and the 17,000 Class B Common Limited Partnership Interests of OBH LP (the “Make-Up Class B Interests”, and collectively with the Class A Interests, the “OBH LP Interests”) held by him. Subject to the terms and conditions set forth in this Agreement, Anthony hereby agrees to sell to OBH LP, and OBH LP hereby agrees to purchase and accept from Anthony on the date hereof, Anthony’s right, title and interest in and to the OBH LP Interests in exchange for 3419.97 shares of common stock, par value $0.01 per share, of Brookstone Holdings Corp. (the “Pass-Through Common Stock”), and Anthony hereby agrees to sell to Brookstone Holdings Corp., and Brookstone Holdings Corp. hereby agrees to purchase and accept from Anthony, the Pass-Through Common Stock on the first day after the date hereof, for a total purchase price equal to Four Million Five Hundred Sixty Two Thousand Six Hundred Sixty One Dollars ($4,562,661.00), which Anthony agrees shall, notwithstanding anything to the contrary contained in the Partnership Agreement, be payable (without interest) in three equal installments by wire transfer of immediately available funds in accordance with wire transfer instructions set forth on the signature pages hereto, as follows: the first installment shall be paid seven (7) days after the date hereof, the second installment shall be paid on January 2, 2007 and the third installment shall be paid on July 2, 2007. For the avoidance of doubt, Anthony and OBH LP hereby acknowledge and agree that the Call Price and the Cost Price (each, as defined in the Partnership Agreement) of the Make-Up Class B Interests is zero.

In accordance with Section 9.1(c) of the Partnership Agreement and Section 2.1 of the Shareholders Agreement, dated as of October 4, 2005, among OBH GP and each of the shareholders of OBH GP, Anthony agrees to transfer to OBH GP the 456,266 ordinary shares in the capital of OBH GP held by him (the “OBH GP Shares”) for no additional consideration, simultaneously with the repurchase by OBH LP of the OBH LP Interests on the date hereof;

Anthony agrees to execute and deliver to the applicable party a written assignment, the form of which is attached hereto as Exhibit B, with respect to each of the (i) OBH LP Interests, (ii) OBH GP Shares and (iii) Pass-Through Common Stock.

The OBH LP Interests and the OBH GP Shares held by Anthony are owned of record and beneficially by Anthony and represent all of the equity interests held by Anthony and his direct and indirect Permitted Transferees (as defined in the Partnership Agreement) in the Applicable Entities (as defined in the Partnership Agreement), and Anthony has good and marketable title to the OBH LP Interests and the OBH GP Shares, free and clear of any Liens (as defined in the Partnership Agreement) and the execution by Anthony of this Agreement shall not result in the imposition of any Lien upon the OBH LP Interests, the OBH GP Shares or the Pass-Through Common Stock. Anthony agrees that, upon his receipt of the Pass-Through Common Stock, he will not transfer any of the Pass-Through Common Stock other than to Brookstone Holdings Corp. in accordance with Section (a) above.

Anthony and OBH LP agree that the execution of this Agreement shall be deemed to satisfy all requirements with respect to the delivery of a Call Notice under the Partnership Agreement and, notwithstanding the provisions contained in Section 9.6 of the Partnership Agreement, the closing of the purchase of Anthony’s OBH LP Interests, OBH GP Shares and Pass-Through Common Stock shall take place on the date hereof and the first day hereafter, as provided herein.

Anthony acknowledges and agrees that in accordance with the terms of the Restricted Interest Award Agreement (Time Vested) and the Restricted Interest Award Agreement (IRR Vested), each dated as of October 4, 2005, between OBH LP and Anthony, all Restricted IRR Interests and Restricted Time Interests (as defined in such award agreements) were automatically forfeited by him upon the Termination Date.

OBH LP and the Company represent and warrant that (A)this Agreement and each instrument executed and to be executed by any of the Company Entities in connection herewith constitute the legal, valid and binding obligations of the applicable Company Entity, enforceable against it in accordance with their respective terms, except as limited by bankruptcy, insolvency or other Laws affecting generally the enforcement of creditors’ rights and doctrines of equity relating to the availability of specific performance as a remedy, and (B) the execution and delivery of this Agreement and each instrument executed and to be executed by a Company Entity in connection herewith, the consummation of the transactions contemplated herein, and the performance of, fulfillment of and compliance with the terms and conditions hereof and thereof by the Company Entities does not and will not: (i) conflict with or result in a breach of the organizational documents of any Company Entity, including any amendments and modifications thereto; or (ii) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which any Company Entity is a party or by which any Company Entity or its assets or properties may be bound, which violation, conflict or default would have a material adverse effect on any Company Entity’s ability to consummate the transactions contemplated hereby.

Anthony and OBH LP agree to treat the above repurchase of the OBH LP Interests by OBH LP as a distribution to Anthony under Section 731 of the Internal Revenue Code of 1986, as amended (the “Code”) and that all income tax returns, reports and IRS forms filed by them shall be prepared consistently with such treatment. Anthony and Brookstone Holdings Corp. agree to treat the above sale of the Pass-Through Common Stock by Anthony to Brookstone Holdings Corp. as a complete redemption of Anthony’s interest in Brookstone Holdings Corp. under Section 302(b)(3) of the Code for all income tax purposes and that all income tax returns, reports and IRS forms filed by them shall be prepared consistently with such treatment.

SERP. As provided in Section 6.2 of the Company’s Defined Contribution Supplemental Retirement Plan (the “SERP”), and pursuant to Anthony’s election to change the Installment Period (as defined in the SERP), Anthony’s Supplemental Retirement Benefit shall be payable to him in cash in five (5) substantially equal annual installments commencing on June 30, 2007. The amount of each such installment shall be equal to the amount of Anthony’s Account (as defined in the SERP) on the payment date divided by the number of installments remaining, and shall be payable in accordance with and subject to the terms and conditions of the SERP. Each such installment payment shall reduce the balance of Anthony’s Account thereunder by an equivalent amount. Anthony shall be entitled to all rights provided to him in accordance with the terms of the SERP as it relates to such Account.

Purpose of the Agreement. The Company is providing and Anthony is accepting this Agreement, in full and complete satisfaction of all of Anthony’s Claims (as defined herein) against the Company, the Company Entities, Brookstone Holdings Corp., Brookstone Acquisition Corp., OBH LP, J.W. Childs Associates, L.P., and any and all of their respective parent, subsidiary and/or affiliate corporations, affiliated persons or partnerships, successors and assigns, and any and all of their past and present directors, officers, shareholders, consultants, agents, representatives, attorneys, employees, members, employee benefit plans and plan fiduciaries (collectively, the “Releasees”). Anthony further acknowledges (i) the sufficiency of the consideration for this Agreement generally and specifically for the release of any such Anthony’s Claims, he may have ever had, may now have or may hereafter assert against any of the Releasees based on acts or omissions occurring prior to the Effective Date hereof, including but not limited to, those claims arising under or related to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended by, inter alia, the Older Workers Benefit Protection Act of 1990, and the Americans with Disabilities Act of 1990; and (ii) that no other monies or other consideration, except as expressly set forth in this Agreement, are due and owing to him or on his behalf by the Company or any of the other Releasees.

No Admissions. This Agreement does not constitute an admission by Anthony or the Company or any of the other Releasees of any violation of any contract or of any statutory, constitutional or common law of any federal, state or local government of the United States or of any other country or political subdivision thereof, and Anthony, the Company and each of the other Releasees expressly deny any such violation or liability. This Agreement may not be introduced in any action or proceeding by anyone for any purpose except to evidence its terms.

General Release by Anthony.

In consideration of this Agreement and the monies and other good and valuable consideration provided to Anthony pursuant to this Agreement, Anthony hereby irrevocably and unconditionally releases, waives and forever discharges the Company and each of the other Releasees, from any and all actions, causes of action, claims, demands, damages, rights, remedies and liabilities of whatsoever kind or character, in law or equity, suspected or unsuspected, past or present, that he has ever had, may now have, or may later assert against the Company or the other Releasees based on acts or omissions occurring prior to the Effective Date hereof, whether or not arising out of or related to Anthony’s employment by or the performance of any services (including as a member of the Board of Directors) to or on behalf of the Company and/or the Company Entities or the termination of that employment and those services (hereinafter referred to as “Anthony’s Claims”), from the beginning of time to the Effective Date hereof (as set forth in Paragraph 17), including without limitation: (i) any claims arising out of or related to any federal, state and/or local labor or civil rights laws including, without limitation, the federal Civil Rights Acts of 1866, 1871, 1964 and 1991, the Age Discrimination in Employment Act of 1967, as amended by, inter alia, the Older Workers Benefit Protection Act of 1990, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act of 1938, the New Hampshire wage and hour laws, and the New Hampshire anti-discrimination statutes, as each may have been amended from time to time; (ii) any and all other of Anthony’s Claims arising out of or related to any and all other federal, state or local constitutions, statutes, rules or regulations, (iii) any claims arising out of any contract, agreement or understanding, including but not limited to the Employment Agreement, the Merger Agreement, (dated as of April 15, 2005), and the Reinvestment Agreement, the Restricted Award Agreement, the Second Amended and Restated Partnership Agreement of OBH LP, and the Shareholders Agreement, (collectively the “Equity Agreements”) (each dated as of October 4, 2005, and as described more fully in the Employment

Agreement), or (iv) any claims arising under any common law right of any kind whatsoever, including, without limitation, any of Anthony’s Claims for any kind of tortious conduct, promissory or equitable estoppel, breach of the Company’s policies, rules, regulations, handbooks or manuals, breach of implied contract or covenants of good faith, wrongful discharge or dismissal, and/or failure to pay in whole or part any compensation, bonus, incentive compensation, stock bonus or options, stock, overtime compensation, severance pay or benefits of any kind whatsoever, including disability and medical benefits, back pay, front pay or any compensatory, special or consequential damages, punitive or liquidated damages, attorneys’ fees, costs, disbursements or expenses. Notwithstanding the foregoing, this Agreement shall not affect any rights of Anthony, (A) to indemnification, if any, under any director and officer liability insurance that covered Anthony, any applicable indemnification agreement or any indemnification rights provided under the Company’s articles of incorporation, by-laws, resolutions; (B) to enforce the terms of this Agreement; or (c) payments under the SERP as provided under Section 4 hereof.

To the fullest extent permitted by law, Anthony agrees not to lodge any formal or informal complaint in court, with any federal, state or local agency or any other forum, including without limitation arbitration, in any jurisdiction, arising out of or related to Anthony’s Claims. Anthony hereby represents and warrants that he has brought no complaint, claim, charge, action or proceeding against any of the Releasees in any jurisdiction or forum. Anthony further represents, warrants and agrees that he has not in the past and will not in the future assign any of Anthony’s Claims to any person, corporation or other entity.

Execution of this Agreement by Anthony operates as a complete bar and defense against any and all of Anthony’s Claims against the Company and/or the other Releasees. If Anthony should hereafter make any of Anthony’s Claims in any charge, complaint, action, claim or proceeding seeking damages against the Company or any of the other Releasees, the Agreement may be raised as and shall constitute a complete bar to any such action, claim or proceeding and the Company and/or the other Releasees shall be entitled to and shall recover from Anthony all costs incurred, including reasonable attorneys’ fees, in defending against any such charge, complaint, action, claim or proceeding.

General Release by Company.

In consideration of this Agreement, the Company hereby irrevocably and unconditionally releases, waives and forever discharges Anthony, from any and all actions, causes of action, claims, demands, damages, rights, remedies and liabilities of whatsoever kind or character, in law or equity, suspected or unsuspected, past or present, that it has ever had, may now have, or may later assert against Anthony based on acts or omissions occurring prior to the Effective Date hereof, whether or not arising out of or related to Anthony’s employment by or the performance of any services to or on behalf of the Company or the termination of that employment and those services, from the beginning of time to the Effective Date (hereinafter referred to as “Company’s Claims”), including without limitation, any and all other Company’s Claims arising out of or related to any contract, any and all federal, state or local constitutions, statutes, rules or regulations, or under the laws of any country or political subdivision, or under any common law right of any kind whatsoever, including, without limitation, any of the Company’s Claims for any kind of tortious conduct, promissory or equitable estoppel, breach of the Company’s policies, rules, regulations, handbooks or manuals, breach of express or implied contract or covenants of good faith, breach of duty of loyalty or fiduciary duty. Notwithstanding the foregoing, the Company’s Claims which are being released herein shall not include (A) any claims, causes of action, or rights, that the Company may have against Anthony, which arise from or be related to (i) any acts or omissions undertaken by Anthony, or undertaken at his direction, which constitute fraud, theft or embezzlement, or any act that constitutes a felony under the laws of the United States or any state which materially damages the Company; or (ii) any intentional act of which no directors of OSIM Brookstone Holdings, Inc. are aware that was undertaken by Anthony in knowing and willful violation of a specific written Company directive or policy which materially damages the Company; or (iii) any indemnification agreement or provision binding upon Anthony or to which Anthony is a party; or (B) the Company’s right to enforce the terms of the Equity Agreements or this Agreement.

To the fullest extent permitted by law, the Company agrees not to lodge or assist any other person or entity in lodging any formal or informal complaint in court, with any federal, state or local agency or any other forum, in any jurisdiction, against Anthony arising out of or related to the Company’s Claims. The Company hereby represents and warrants that it has not brought any complaint, claim, charge, action or proceeding against Anthony in any jurisdiction or forum, not assisted or encouraged any other person in doing so. The Company further represents and warrants that it has not in the past and will not in the future assign any of the Company’s Claims to any person, corporation, or other entity.

Execution of this Agreement by the Company operates as a complete bar and defense against any and all of the Company’s Claims against Anthony. If the Company or any of the Company Entities should hereafter make any of the Company’s Claims in any charge, complaint, action, claim or proceeding against Anthony, the Agreement may be raised as and shall constitute a complete bar to any such charge, complaint, action claim or proceeding and Anthony shall be entitled to and shall recover from the Company all costs incurred, including reasonable attorneys’ fees, in defending against any such charge, complaint, action, claim or proceeding.

Vacation Pay. The Company shall promptly pay Anthony such amounts due, in consideration of his accrued, but unpaid, vacation pay, as of the Resignation Date, in accordance with the Company’s vacation policy.

Business Expense Reimbursement. Anthony will promptly submit to the Company all outstanding business expenses incurred on or before the Resignation Date for reconciliation and payment in accordance with the Company’s policies.

Confidentiality. Anthony and the Company agree that this Agreement and its terms and conditions and any negotiations which concluded with this Agreement shall be kept and remain strictly confidential except to the extent that disclosure is required by law or regulations of any governmental authority, and, as to the Company only, in connection with the conduct of business by the Company, or, as to Anthony only, in connection with disclosure to his attorney, financial advisor and immediate family, provided, however, that Anthony shall cause his attorney, financial advisor and immediate family to keep such information in strictest confidence. Anthony represents and warrants that he has not, directly or indirectly, disclosed any Confidential Information or any information which he has agreed in this Paragraph 11 shall remain strictly confidential.

Return of Property. Anthony is obligated to surrender and acknowledges that he has surrendered or will surrender to the Company’s Chief Financial Officer on or before the Effective Date, all property of the Company and the other Releasees in whatever form retained (e.g., written, mechanical, electronic) including, but not limited to, all documents, memoranda, notes, papers, contracts, drafts, data, records, reports, plans, proposals, computer tapes, printouts, software and other information and property, in whatever form, including any copies thereof, that relate to the business of the Company Entities which are in the possession of or under the control of Anthony.

Agreement Enforceable. Nothing contained herein is intended to prevent Anthony or the Company from enforcing this Agreement.

Remedies for Breach. In the event that either Party breaches, violates, fails or refuses to comply with any of the provisions, terms or conditions or any of the warranties or representations of this Agreement (the “Breach”), the non-breaching Party shall recover against the breaching Party damages, including reasonable attorneys’ fees, accruing to the non-breaching Party as a consequence of the Breach. Regardless of and in addition to any right to damages the non-breaching Party may have, the Company shall be entitled to injunctive relief in connection with any breach of the Restrictive Covenants, subject to their terms, attached as Exhibit A, which are incorporated into this Agreement by reference.

No Reliance. Neither the Company nor Anthony is relying on any representations made by the other regarding this Agreement or the implications thereof.

Miscellaneous Provisions.

No oral understanding, statements, promises or inducements contrary to the terms of this Agreement exist. This Agreement cannot be changed or terminated orally but only by a signed writing by the Parties.

Should any provision of this Agreement be held invalid, illegal or unenforceable, it shall be deemed to be modified so that its purpose can lawfully be effectuated and the balance of this Agreement shall be enforceable and remain in full force and effect.

This Agreement shall extend to, be binding upon, and inure to the benefit of the Parties and their respective successors, heirs and assigns.

Any employment taxes payable as a result of this Agreement shall be the sole and exclusive responsibility of Anthony. Anthony acknowledges that the Company has given him no tax advice as to the appropriate tax treatment of the transactions described in this Agreement and that any taxes owing by Anthony are his sole responsibility. Anthony hereby agrees to hold harmless and indemnify the Company should it be determined by the IRS that any employment taxes (and any interest and penalties related thereto) are due with respect to the transactions described in this Agreement.

Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of New Hampshire, or if it has or can acquire jurisdiction, in the United States District Court for the State of New Hampshire, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world, whether within or without the State of New Hampshire.

Amendment: Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

This Agreement may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Effective Date/Revocation. Anthony may revoke this Agreement in writing at any time during a period of seven (7) calendar days after the execution of this Agreement by both of the Parties (the “Revocation Period”). In the event of such a revocation, the Agreement shall not become effective and Anthony shall not be entitled to any of the consideration provided to him hereunder. Anthony shall provide a certificate of non-revocation to the Company on the last day of the Revocation Period and thereupon the Agreement shall become effective (the “Effective Date”).

Notices. Any notices or requests under this Agreement shall be in writing, addressed as follows:

If to Anthony:

Michael F. Anthony

64 Chestnut Hill Road

Amherst, NH 03031

Telephone No.: (603) 672-5217

Fax No.: (603) 672-5224

With a copy to:

Weil Gotshal & Manges, LLP

100 Federal Street, Floor 34

Boston, MA 02110

Fax: (617) 772-8333

Attn.: Steven M. Peck, Esq.

If to the Company:

c/o J.W. Childs Associates, Inc.

111 Huntington Avenue

Boston, Massachusetts 02199

Fax: (617) 753-1101

Attn: Adam L. Suttin

With a copy to:

Kaye Scholer LLP

425 Park Avenue

New York, New York 10022

Fax: (212) 836-8689

Attn.: Stephen C. Koval, Esq.

John D. Geelan, Esq.

In signing this Separation Agreement and General Release (the “Agreement”), Anthony acknowledges that:

He has read and understands this Agreement and he is hereby advised in writing to consult with an attorney prior to signing this Agreement;

He has signed this Agreement voluntarily and understands that this Agreement contains a full and final release of all of Anthony’s Claims;

He has been offered at least twenty-one (21) calendar days to consider this Agreement; and

This Agreement is not made in connection with an exit incentive or other employee termination program offered to a group or class of employees.

	Michael F. Anthony	Date of Execution by Mr. Anthony

Wire Instructions:
Bank:
ABA #:
Acct Name:
Account #:

BROOKSTONE, INC.

By:
Name:		Date of Execution by Brookstone, Inc.
Title:

Solely with respect to Paragraph 3.

OSIM BROOKSTONE HOLDINGS, L.P.

By: OSIM Brookstone Holdings, Inc.,
its general partner

By:
Name:		Date of Execution by Brookstone Holdings, L.P.
Title:

Solely with respect to Paragraph 3.

BROOKSTONE HOLDINGS CORP.

By:
Name:	Date of Execution by Brookstone Holdings Corp.
Title:

EXHIBIT A

Anthony’s Post- Employment Restrictive Covenants

Section 8. Protection of Confidential Information; Non-Competition; Non-Solicitation; Non-Disparagement.

(a) Acknowledgment. The Executive agrees and acknowledges that in the course of rendering services to the Company and its clients and customers he has acquired and will acquire access to and become acquainted with confidential information about the professional, business and financial affairs of the Company, its subsidiaries and affiliates that is non-public, confidential or proprietary in nature. The Executive acknowledges that the Company is engaged in a highly competitive business and the success of the Company in the marketplace depends upon its good will and reputation. The Executive agrees and acknowledges that reasonable limits on his ability to engage in activities competitive with the Company are warranted to protect its substantial investment in developing and maintaining its status in the marketplace, reputation and goodwill. The Executive recognizes that in order to guard the legitimate interests of the Company, it is necessary for it to protect all confidential information. The existence of any claim or cause of action by the Executive against the Company shall not constitute and shall not be asserted as a defense to the enforcement by the Company of this Agreement. The Executive further agrees that his obligations of this Section 8 shall be absolute and unconditional.

(b) Confidential Information. During and at all times after the Term, the Executive shall keep secret all non-public information, matters and materials of the Company (including subsidiaries or affiliates), including, but not limited to, know-how, trade secrets, mail order and customer lists, vendor or supplier information, pricing policies, operational methods, any information relating to the Company’s (including any subsidiaries or affiliates) products or product development, processes, product specifications and formulations, artwork, designs, graphics, services, budgets, business and financial plans, marketing and sales plans and techniques, employee lists and other business, financial, commercial and technical information of the Company (including any subsidiaries and affiliates) (collectively, the “Confidential Information”), to which he has had or may have access and shall not use or disclose such Confidential Information to any person other than (i) the Company, its authorized employees and such other persons to whom the Executive has been instructed to make disclosure by the Board, in each case only to the extent required in the course of the Executive’s service to the Company or as otherwise expressly required in connection with court process, (ii) as may be required by law and then only after consultation with the Board to the extent possible or (iii) to the Executive’s personal advisors for purposes of enforcing or interpreting this Agreement, or to a court for the purpose of enforcing or interpreting this Agreement, and who in each case have been informed as to the confidential nature of such Confidential Information and, as to advisors, their obligation to keep such Confidential Information confidential. “Confidential Information” shall not include any information which is in the public domain during the period of service of the Executive, provided such information is not in the public domain as a consequence of disclosure by the Executive in violation of this Agreement or by any other party in violation of a confidentiality or non-disclosure agreement with the Company. Upon termination of his employment for any reason, the Executive shall deliver to the Company all documents, data, papers and records of any nature and in any medium (including, but not limited to, electronic media) in his possession or subject to his control that (x) belong to the Company or (y) contain or reflect any information concerning the Company, its subsidiaries and affiliates.

(c) Non-Competition. During the Term and thereafter for a period of equal to the longer of (i) twelve (12) months and (ii) the period following Executive’s termination of employment during which he is entitled to receive termination payments under Sections 7(a), (c) or (e) hereof (without consideration of whether the amount of such termination payments are reduced as a result of Executive’s acceptance of other employment), the Executive shall not, in any capacity, whether for his own account or on behalf of any other person or organization, directly or indirectly, with or without compensation, (A) own, operate, manage, or control, (B) serve as an officer, director, partner, member, employee, agent, consultant, advisor or developer or in any similar capacity to or (C) have any financial interest in, or assist anyone else in the conduct of the business of, the Sharper Image Corporation, Relax the Back, Hammacher Schlemmer or Discovery Channel Store (a “Specified Company”) or any company whose business substantially overlaps with the Company’s business; provided, however, that the Executive shall be permitted to own less than five percent (5%) of any class of publicly traded securities of any company (other than a Specified Company).

(d) Non-Solicitation. During the Term and for a period of twenty-four (24) months thereafter (the “Restrictive Period”), the Executive shall not, in any capacity, whether for his own account or on behalf of any other person or organization, directly or indirectly, with or without compensation, (i) solicit, divert or encourage any officers, directors or key employees of the Company (including any subsidiary or affiliate), to terminate his or her relationship with the Company (including any subsidiary or affiliate), or hire any such officer, director or key employee, (ii) solicit, divert or encourage any officers, directors or key employees of the Company (including any subsidiary or affiliate) to become officers, directors, employees, agents, consultants or representatives of another business, enterprise or entity, (iii) solicit, divert or appropriate any clients, vendors or distributors of the Company (including any subsidiary or affiliate), or (iv) influence or attempt to influence any of the clients, vendors, distributors or business partners of the Company (including any subsidiary or affiliate) to transfer his, her or its business or patronage from the Company to any Competitor of the Company. For purposes of this Section 8(d), a “Competitor” of the Company means any person or entity engaged in or which proposes to engage in the business of designing, licensing, manufacturing, marketing or distributing any products or services which are or would be competitive with any of the businesses of the OBH LP or any of its subsidiaries as then conducted or as any such businesses may be reasonably expected to be conducted in the future, or which otherwise competes with any product line of or service offered by OBH LP or any of its subsidiaries.

(e) Non-Disparagement. In consideration of the respective obligations of the parties hereunder, during the Term and during the Restrictive Period, (i) the Executive, on the one hand, and the Company, J.W. Childs Associates, L.P., OSIM International Ltd and Temasek Capital (Private) Limited and their respective affiliates (collectively, the “Investor Group”), on the other hand, shall not make any public statement (A) criticizing the other, or (B) impairing the goodwill or reputation of the other, and (ii) the Executive will be prohibited from making any statement (X) criticizing any products or services offered by any member of the Investor Group or (Y) impairing the goodwill or reputation of the Investor Group or of the Investor Group’s products or services, except to the extent required by law and then only after consultation with the applicable member of the Investor Group to the extent possible or as part of any legal proceeding before any governmental authority pertaining to any dispute between the Executive and any of the foregoing entities.

(f) Remedies for Breach. The Company and the Executive agree that the restrictive covenants contained in this Agreement are severable and separate, and the unenforceability of any specific covenant herein shall not affect the validity of any other covenant set forth herein. The Executive acknowledges that the Company will suffer irreparable harm as a result of a breach of such restrictive covenants by the Executive for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened breach by the Executive of any provision of this Agreement, the Company shall, in addition to any other remedies permitted by law, be entitled to obtain remedies in equity, including, but not limited to, specific performance, injunctive relief, a temporary restraining order, and/or a preliminary and/or permanent injunction in any court of competent jurisdiction, and to prevent or otherwise restrain a breach of this Section 8 without the necessity of proving damages or posting a bond or other security. Such relief shall be in addition to and not in substitution of any other remedies available to the Company. The existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of said covenants. The Executive shall not defend on the basis that there is an adequate remedy at law. In addition to and not in lieu of any other remedy that the Company may have under this Section 8 or otherwise, in the event of any breach of any provision of this Section 8 or Sections 10 or 11 during the period during which the Executive is entitled to receive payments and benefits pursuant to Section 7, which breach is not cured within fifteen days of notice thereof from the Company, such period shall be deemed to have terminated as of the date of such breach and the Executive shall not thereafter be entitled to receive any salary or other payments or benefits under this Agreement with respect to periods following such date.

(g) Modification. The parties agree and acknowledge that the duration, scope and geographic area of the covenants described in this Section 8 are fair, reasonable and necessary in order to protect the Confidential Information, goodwill and other legitimate interests of the Company and that adequate consideration has been received by the Executive for such obligations. The Executive further acknowledges that after termination of his employment with the Company for any reason, he will be able to earn a livelihood without violating the covenants described in this Section 8 and the Executive’s ability to earn a livelihood without violating such covenants is a material condition to his employment with the Company. If, however, for any reason any court of competent jurisdiction determines that the restrictions in this Section 8 are not reasonable, that consideration is inadequate or that the Executive has been prevented unlawfully from earning a livelihood, such restrictions shall be interpreted, modified or rewritten to include the maximum duration, scope and geographic area identified in this Section 8 as will render such restrictions valid and enforceable.

* * *

Section 11. Intellectual Property. All copyrights, trademarks, trade names, service marks and all ideas, inventions, discoveries, secret processes and methods and improvements, together with any and all patents that may be issued thereon, and all other intangible or intellectual property rights that may be invented, conceived, developed or enhanced by Executive during the term of his employment under this Agreement that relate to the business or operations of the Company or any subsidiary or affiliate thereof or that result from any work performed by the Executive for the Company or any such subsidiary or affiliate shall be the sole property of the Company or such subsidiary or affiliate, as the case may be, and Executive hereby waives any right or interest that he may otherwise have in respect thereof. Upon the reasonable request of the Company, Executive shall execute, acknowledge and deliver any instrument or document reasonably necessary or appropriate to give effect to this Section 11 and, at the Company’s cost, do all other acts and things reasonably necessary to enable the Company or such subsidiary or affiliate, as the case may be, to exploit the same or to obtain patents or similar protection with respect thereto.

EXHIBIT B

FORM OF ASSIGNMENT

For valuable consideration, the receipt of which is hereby acknowledged, Michael F. Anthony hereby [sells], assigns and transfers to                              all of his right, title, benefit, privileges and interest in and to the                              (            ) shares of [common stock] [Class A/B Interests] of                     (the “Company”) standing in his name on the books of the Company as of the date hereof.

Dated                     , 2006

Michael F. Anthony